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For:   MELAMINE CHEMICALS, INC.         Contact:  RON COMO & ASSOCIATES, INC.
       P.O. Box 748                               74 Trinity Place
       Donaldsonville, LA  70346                  New York, NY  10006
       Fred Huber, President & CEO                Telephone:  (212) 227-3010
       Wayne D. DeLeo, Vice President & CFO
       Telephone:  (504) 473-3121                 January 14, 1997
                                                  Immediate Release

              MELAMINE CHEMICALS, INC. REPORTS SIX MONTHS RESULTS


DONALDSONVILLE, LOUISIANA, JANUARY 14TH--Melamine Chemicals, Inc. (NASDAQ-
MTWO), today announced the unaudited results of its operations for the quarter and six months ended December 31, 1996.

       Net earnings for the six months ended December 31, 1996 were $2.0 million or $.36 per share as compared to net earnings of $1.9 million or $.35 per share a year ago. Net earnings for the three months ended December 31, 1996 were $957,000 or $.17 per share as compared to net earnings of $983,000 or $.18 per share a year ago for the same period in fiscal 1996.

       Fred Huber, president and chief executive officer, stated "We are pleased to be able to continue to report improved gross profits, despite much higher natural gas and raw materials costs. Natural gas costs are expected to be high again in the third fiscal quarter. Sales are much improved over the same period last year, while prices and production volume have been steady.
The big run up in gas prices, particularly in December, really hurt our period results, but our view of our business, present and future, remains optimistic."

       Melamine Chemicals, Inc. is engaged in the production and marketing of melamine, a specialty chemical having numerous industrial and commercial applications. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

                         COMPARATIVE OPERATING RESULTS
             (Thousands of dollars except share and per share data)

                                 Quarter Ended              Six Months Ended
                                   December 31,                December 31,
                            ------------------------     -----------------------
                               1996          1995          1996          1995
                            ----------     ---------     ---------    ----------
Net Sales                   $   14,553        12,237        29,910        23,294
Net Earnings                $      957           983         2,010         1,904
Earnings Per Share          $      .17           .18           .36           .35
Average Shares Outstanding   5,455,300     5,453,633     5,455,300     5,451,967

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